SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made between Lincoln Educational Services Corporation (the “Company”) and Lawrence E. Brown (“you”), and is in consideration of their mutual undertakings as set forth in this Agreement.

WHEREAS, the Company and you entered into that certain Employment Agreement, dated as of February 1, 2007 (the “Employment Agreement”);

WHEREAS, the Company and you mutually agree to terminate the Employment Agreement and enter into this Agreement, which shall set forth the terms of your separation of employment from the Company and shall supersede all prior agreements between the parties regarding the subject matter contained herein; and

WHEREAS, in consideration for the payments provided hereunder, you agree to comply with the non-competition, non-solicitation and other restrictive covenants set forth in Section 8 hereof.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

1.         Termination. Effective as of the close of business on October 31, 2007 (the “Effective Date”), your employment with the Company shall terminate.

2.         Nonadmission of Liability. This Agreement shall not be construed as an admission by the Company that it acted wrongfully with respect to you, nor shall this Agreement be construed as an admission by you of any misconduct.

3.         Termination Pay and Benefits. In consideration of the waiver and release of claims set forth below, the Company shall provide you with the following severance payments and benefits:

(a)       Severance. The Company shall pay you a lump sum cash payment equal to $446,666.67, less all lawful or required deductions. Such amount shall be paid no later than the thirtieth day following the Effective Date, subject to your execution of this Agreement and the irrevocability of the release.

(b)       Benefits Continuation: You shall have the right to continue coverage under the Company’s group medical and dental plans in accordance with and subject to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). The Company shall reimburse you for the employer-portion of the premiums due for continued participation in the Company’s group medical and dental plans under COBRA until the earlier of (i) December 31, 2008 and (ii) the date you are covered under the group medical and dental plans of another employer. Any further continued coverage under COBRA, if available, shall be at your expense.

(c)       Automobile. You shall be entitled to the continued use of your automobile and reimbursement of associated costs by the Company, through December 31, 2008.

(d)       No Other Compensation. Except as otherwise specifically provided herein or as required by applicable law, you shall not be entitled to any compensation or benefits or to participate in any past, present or future you benefit programs or arrangements of the Company (including, without limitation, any compensation or benefits under any severance plan, program or arrangement) on or after the Effective Date.

4.         References. All requests for references shall be routed to the Company’s Vice President of Human Resources. The Company’s response shall be limited to the dates of your employment and your job title. No additional information shall be released.

5.         Transitional Services. You agree that, for a period of 14 months following the Effective Date, you will make yourself reasonably available, upon reasonable advance notice, to provide transitional assistance to the Company, on an hourly basis and at your rate of annual base salary immediately prior to the Effective Date. It is anticipated that such services shall not exceed 10 hours per month. You will be performing such services as an independent contractor of the Company, and you agree that you will not hold yourself out as an employee, agent, representative or party of the Company.

6.         Support for Legal Matters. You also agree, within reasonable convenience to you, to cooperate with the Company in any legal action for which your participation is needed. The Company agrees to try to schedule all such meetings so that they do not unduly interfere with your pursuits after the Effective Date. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred in connection with your services described in this Section 6.

7.	Restrictive Covenants.

(a)       Non-Competition. For 14 months following the Effective Date, you shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any Competing Business, whether for compensation or otherwise; provided, however, that you shall be permitted to hold, directly or indirectly, any class of securities of any entity that is listed on a national securities exchange or on the NASDAQ National Market System. For purposes of this Agreement, “Competing Business” means any publicly-traded company within the United States that involves for-profit, post secondary education.

(b)       Non-Solicitation. For 14 months following the Effective Date, you shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than a member of the Company or any of its subsidiaries or affiliates (the “Company Group”) (i) solicit or endeavor to entice away from any member of the Company Group, any person or entity who is, or was as of the Effective Date, employed by, or serving as a key consultant of, any member of the Company Group or (ii) solicit or endeavor to entice away from any member of the Company Group, any person or entity who is, or was as of the Effective Date, a customer or client (or reasonably anticipated to become a customer or client) of any member of the Company Group.

(c)       Confidentiality. You shall not, at any time, except in performance of your obligations to the Company Group, directly or indirectly, disclose or use any secret or protected information that you may have learned by reason of your association with any member of the Company Group. The term “protected information” includes trade secrets and confidential and proprietary business information of the Company Group, including, but not limited to, customers (including potential customers), sources of supply, processes, methods, plans, apparatus, specifications, materials, pricing information, intellectual property (including applications and rights in discoveries, inventions or patents), internal memoranda, marketing plans, contracts, finances, personnel, research and internal policies, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company Group operates other than as a result of disclosure by you in violation of this Section 8(c) or in violation of your Employment Agreement or (ii) you are required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

(d)	Return of Property.

(i)        All protected information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by you relating to the business of the Company shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, you shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 7(d).

(ii)       You acknowledge that you have returned to the Company Group all property owned by the Company Group in your possession, specifically including all keys and keycard badges, all company-owned equipment and all Company Group documents, and computer-stored or transmitted information, specifically including all trade secrets, and/or confidential information of the Company Group.

(e)       Compliance with Restrictive Covenants. Without intending to limit any other remedies available to the Company Group and except as required by law, in the event that you breach or threaten to breach any of your restrictive covenants set forth in this Section 7, (i) the Company Group shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 7, or such other relief as may be required to enforce any of such covenants and (ii) all obligations of the Company to make payments and provide benefits under this Agreement shall immediately cease.

8.	Release of Claims.

(a)       General Release. In consideration of the payments and benefits provided to you under this Agreement and after consultation with counsel, you, and each of the your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company Group and each of their respective officers, employees, directors, shareholders and agents from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) your employment relationship with and service as an employee or officer of the Company Group, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 8 shall not apply to (i) the obligations of the Company under this Agreement, (ii) claims for vested benefits under Company benefit plans, (iii) claims for indemnification or contribution or (iv) claims related to your vested equity.

Without limiting the scope of the foregoing provision in any way, you hereby release all claims relating to or arising out of any aspect of your employment with the Company Group, including but not limited to, all claims under Title VII of the Civil Rights Act, the Civil Rights Act of 1991 and the laws amended thereby; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1963; any contract of employment, express or implied; any provision of the Constitution of the United States or of any particular State; and any other law, common or statutory, of the United States, or any particular State; any claim for the negligent and/or intentional infliction of emotional distress or specific intent to harm; any claims for attorneys fees, costs and/or expenses; any claims for unpaid or withheld wages, severance pay, benefits, bonuses, commissions and/or other compensation of any kind; and/or any other federal, state or local human rights, civil rights, wage and hour, wage payment, pension or labor laws, rules and/or regulations; all claims growing out of any legal restrictions on the Company Group’s right to hire and/or terminate its employees, including all claims that were asserted and/or that could have been asserted by you and all claims for breach of promise, public policy, negligence, retaliation, defamation, impairment of economic opportunity, loss of business opportunity, fraud, misrepresentation, etc.

The Releasors further agree that the payments and benefits described in this Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Company Group arising out of the your employment relationship or your service as an employee or officer of the Company Group and the termination thereof.

(b)       Specific Release of ADEA Claims. In consideration of the payments and benefits provided to you under this Agreement, the Releasors hereby unconditionally release and forever discharge the Company Group from any and all Claims arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) that you may have as of the date of the your signature to this Agreement. By signing this Agreement, you hereby acknowledge and confirm the following:

(i)        You were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to him the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA;

(ii)       You were given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto, and were given the option to sign the Agreement in fewer than 21 days if you desired;

(iii)      You are providing the release and discharge set forth in this Section 8(b) only in exchange for consideration in addition to anything of value to which you is already entitled; and

(iv)	You knowingly and voluntarily accept the terms of this Agreement.

You acknowledge that you understand that you may revoke the release contained in this Section 8(b) within seven days following the date on which you sign this Agreement (the “Revocation Period”) by providing to the Company written notice of your revocation of the release and waiver contained in this Section 8(b) prior to the expiration of the Revocation Period. This right of revocation relates only to the ADEA release set forth in this Section 8(b) and does not act as a revocation of any other term of this Agreement. Any payments or benefits provided to you under this Agreement shall not commence until the expiration of the Revocation Period.

(c)       No Claims. You agree that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents.

(d)       No Assignment of Claims. You represent and warrant that you have not assigned any of the Claims being released under this Section 8.

(e)       Voluntary Execution of Agreement. You acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to you by the Company or by any of its agents, representatives, or attorneys to induce the execution of this Agreement. You understand and acknowledge the significance and consequences of this Agreement, that it is voluntary, that it has not been entered into as a result of any coercion, duress or undue influence, and expressly confirm that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. You acknowledge that you had full opportunity to discuss any and all aspects of this Agreement with legal counsel, and have availed yourself of that opportunity to the extent desired. You acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and have signed this Agreement only after full reflection and analysis.

9.	Miscellaneous.

(a)       Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

(b)       Entire Agreement. This Agreement sets forth the entire understanding between the parties in connection with its subject-matter and supersedes and replaces any express or implied, written or oral, prior agreement of plans or arrangement with respect to the terms of the your employment and the termination thereof which you may have had with the Company Group (including the Employment Agreement). You acknowledge that in signing this Agreement, you have not relied upon any representation or statement not set forth in this Agreement made by the Company or any of its representatives. This Agreement may be amended only by a written document signed by the parties hereto.

(c)       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey, without reference to its conflict of laws principles. Any action regarding the enforcement or interpretation of this Agreement shall be commenced only in the state of New Jersey.

(d)       Withholding Taxes. Any payments made or benefits provided to you under this Agreement shall be reduced by any applicable withholding taxes.

(e)       Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

(f)        Notices. Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

if to you:

Lawrence E. Brown

if to the Company:

Lincoln Educational Services Corporation

200 Executive Drive, Suite 340

West Orange, New Jersey 07052

Attention: General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section 9(f). Notices of change of address shall be effective only upon receipt.

(g)       Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h)       Counterparts. This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

(i)        Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

(j)        Arbitration. Any dispute or controversy arising under this Agreement, other than as provided in Section 7(e) hereof, that cannot be mutually resolved by you and the Company shall be settled exclusively by arbitration in West Orange, New Jersey before three arbitrators of exemplary qualifications and stature. The Company and you shall each select one arbitrator. The arbitrators selected by the Company and you shall jointly select the third arbitrator. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Company and you hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the provisions of this Agreement. The cost of the arbitration shall be borne by the parties in the manner determined by the arbitrators.

(k)       Expiration. This Agreement shall be null, void and of no further force and effect unless you sign and return this Agreement to the Company by no later than November 2, 2007.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above, and you have executed this Agreement as of the date set forth below.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ David F. Carney
Name:	David F. Carney
Title:	Chairman & CEO

By signing this Agreement, I acknowledge that: (a) I have read this Agreement; (b) I understand this Agreement and know that I am giving up important rights; (c) this Agreement shall not become effective or enforceable for a period of seven (7) days following its execution; (d) I was advised by the Company, and I am aware, of my right to consult with an attorney before signing this Agreement; and (e) I have signed this Agreement knowingly and voluntarily and without any duress or undue influence on the part or behalf of the Company.

ACCEPTED AND AGREED:

/s/ Lawrence E. Brown
Lawrence E. Brown

Date: October 15, 2007